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                                                                   Exhibit 99(h)

                            ADMINISTRATION AGREEMENT

     This Administration Agreement ("Agreement") is made and entered into as of September 21, 2005, 2005 by and between U.S. Bancorp Asset Management, Inc., a Delaware corporation ("USBAM") and the USBAM Securities Lending Trust, a Delaware Statutory Trust (the "Trust"), on behalf of the USBAM Securities Lending Prime Portfolio and the USBAM Securities Lending Short-Term Bond Portfolio (individually a "Portfolio" and collectively the "Portfolios").

1.   ENGAGEMENT OF USBAM; SERVICES.

     a. ADMINISTRATIVE AND TRANSFER AGENT SERVICES. The Trust hereby engages USBAM on behalf of the Portfolios, and USBAM hereby agrees to perform, or supervise the performance by others of, administrative, transfer agent and other services as set forth herein in connection with the operations of the Portfolios. USBAM is authorized to appoint and compensate from its resources one or more other entities to perform such services on a subcontracted basis in connection with the operations of the Portfolios. If USBAM appoints one or more other entities to perform services called for by this Agreement on a subcontracted basis as aforesaid, USBAM nevertheless shall remain liable to the Trust and the Portfolios for the acts and omissions of such other entities as if USBAM itself performed such services. USBAM shall promptly notify the Trust of any persons appointed on a subcontracted basis pursuant to this provision.

              In addition, on behalf of the Trust, USBAM will monitor and review the Trust's relationships with vendors including relationships with custodians, depositories, transfer agents, accountants, the Trust's legal counsel, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations and, at the request of the Trust's Board of Trustees, will investigate and assist in the selection of such service providers.

               (i) Administrative Services. USBAM shall provide the Trust with regulatory reporting, Trust accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Trustees' meetings) for handling the affairs of the Portfolios, and such other services as USBAM shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Trust's Board of Trustees, USBAM shall make such reports to the Trust's Trustees concerning the performance of its obligations hereunder as reasonably agreed to from time to time. Without limiting the generality of the foregoing, USBAM, under the supervision of the Trust's Board of Trustees, shall:


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               o    calculate Trust expenses and control all disbursements for the Trust, and as appropriate, compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, portfolio average dollar-weighted maturity;

               o assist with preparation of offering memorandums, registration statements and proxy materials;

               o prepare communications to shareholders, including the annual and semi-annual reports to shareholders, coordinate mailing offering memorandums, notices, proxy statements, proxies and other reports to the Trust's shareholders, and supervise and facilitate the solicitation of proxies solicited by the Trust for all shareholder meetings, including the tabulation process for shareholder meetings;

               o maintain the Trust's general ledger and prepare the Trust's financial statements, including expense accruals and payments, determine the net asset value of the Trust's assets and of the Trust's shares, and provide for the payment of dividends and other distributions to shareholders;

               o coordinate and supervise the preparation and filing of the Trust's tax returns;

               o examine and review the operations and performance of the various directly or on a subcontracted basis as provided for herein and, at the request of the Trust's Board of Trustees, report to the Board on the performance of such organizations;

               o provide for and coordinate the layout and printing of offering memorandums and the Trust's semi-annual and annual reports to shareholders;

               o provide internal legal and administrative services as requested by the Trust from time to time;

               o provide for and coordinate the design, development, and operation of the Trust, including new portfolio investment objectives, policies and structure;

               o provide individuals reasonably acceptable to the Trust's Board of Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board of Trustees;

               o advise the Trust and the Trust's Board of Trustees on matters concerning the Trust and its affairs;


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               o    obtain and keep in effect fidelity bonds and trustees and
                    officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the Investment Company Act of 1940 (the "1940 Act") as such bonds and policies are approved by the Trust's Board of Trustees;

               o monitor and advise the Trust and the Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

               o furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and USBAM shall determine desirable;

               o prepare and file with the Securities and Exchange Commission the semi-annual reports for the Trust on Form N-SAR and Form N-CSR, quarterly reports on Form N-Q, and annual proxy voting reports on Form N-PX;

               o organize and coordinate meetings of the Trust's Board of Trustees and the committees thereof; and

               o perform all other administrative services and functions required for the operation of the Trust and each Portfolio.

               (ii) Transfer Agent Services. USBAM shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Trust, including but not limited to:

               o receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 of the 1940 Act;

               o process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account;

               o process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian;

               o pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders;

               o process transfers of shares in accordance with the shareholder's instructions;

               o prepare and transmit payments for dividends and distributions declared by the Trust, after deducting any amount required to be withheld by any


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                    applicable laws, rules and regulations and in accordance
                    with shareholder instructions;

               o    make changes to shareholder records;

               o record the issuance of shares of the Trust and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended, a record of the total number of shares of the Trust that are authorized, issued and outstanding;

               o prepare shareholder-meeting lists and, if applicable, mail, receive and tabulate proxies;

               o mail shareholder reports and offering memorandums to current and prospective shareholders;

               o prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for shareholders;

               o provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for purchases, redemptions and other confirmable transactions as agreed upon with the Trust;

               o mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations;

               o reimburse the Trust each month for all material losses resulting from "as of" processing errors for which USBAM is responsible in accordance with the "as of" processing guidelines agreed to by USBAM; and

     b. SHAREHOLDER SERVICES. The Trust on behalf of the Portfolios hereby engages USBAM, and USBAM hereby agrees, to provide the Portfolios with all services to shareholders not otherwise the subject of Section 1(a) above. These shareholder services may include personal services provided to shareholders, such as answering shareholder inquiries regarding a Portfolio and providing reports and other information and services related to the maintenance of shareholder accounts.

     c. OTHER SERVICES. USBAM shall, at its own expense, provide or arrange for the provision of all services required by the Trust on behalf of the Portfolios not otherwise addressed in this Agreement or the Investment Advisory Agreement between USBAM and the Trust.


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     d.   FILINGS, OFFICE FACILITIES, EQUIPMENT AND PERSONNEL. USBAM shall furnish the Trust and the Portfolios with all office facilities, equipment and personnel necessary to discharge its responsibilities and duties hereunder.

     e. BOOKS AND RECORDS. USBAM hereby acknowledges that all records pertaining to the services rendered hereunder are the sole and exclusive property of the Trust, and in the event that a transfer of any of the services currently rendered hereunder to someone other than USBAM should ever occur, USBAM will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Trust.

     f. LIMITATION OF LIABILITY. USBAM, in carrying out and performing the terms and conditions of this Agreement, shall incur no liability for its status hereunder or for any actions taken or omitted in good faith and without negligence. Without limitation of the foregoing:

              (i) The duties of USBAM shall be confined to those expressly set forth herein or subsequently expressly agreed upon, and no implied duties are assumed by or may be asserted against USBAM hereunder. USBAM shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby.

              (ii)So long as USBAM acts in good faith and with due diligence and without negligence, the Trust assumes full responsibility and shall indemnify USBAM and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said Investment Advisory, Administration and Transfer Agency relationships to the Trust or any other service rendered to the Trust hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

              (iii) USBAM shall indemnify and hold harmless the Trust and each Portfolio from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities arising out of or attributable to any action or failure or omission to act by the USBAM as a result of USBAM's willful misfeasance, bad faith or negligence.

              (iv) In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to


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              indemnify or hold USBAM harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that USBAM will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith shall not affect USBAM's rights hereunder.

              (v) The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and reasonably satisfactory to USBAM, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, USBAM shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse, subject and pursuant to the provisions of this Section 1(f), USBAM for the reasonable fees and expenses of any counsel retained by USBAM.

              (vi) USBAM may apply to the Trust at any time for instructions and may consult outside counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the USBAM's duties, and USBAM shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

              (vii) USBAM shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons, other than documents signed or presented by officers, trustees, employees and other corporate agents of USBAM.

2.       COMPENSATION FOR SERVICES, PAYMENT OF EXPENSES.

          (a) In payment for the services to be provided or arranged by USBAM hereunder, the Trust shall pay to USBAM a fee, on behalf of each Portfolio, equal on an annual basis to 0.02% of such Portfolio's average daily net assets (as determined in accordance with the Portfolios' current Registration Statement, as the same may from time to time be amended or supplemented). This fee shall be paid to USBAM on a monthly basis not later than the tenth business day of the month following the month in which the services were rendered and shall be prorated for any fraction of a month at the commencement or termination of this Agreement. USBAM may waive all or a portion of such fee from time to time, in its discretion.

          (b) USBAM shall bear all of the Portfolios' expenses, except for brokerage commissions and other expenditures in connection with the purchase and sale of portfolio securities, interest expense and, subject to the specific approval of a



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          majority of the Trustees of the Trust who are not "interested persons"
          (as defined in the 1940 Act) of USBAM or the Trust, taxes and extraordinary expenses.

3.        FREEDOM TO DEAL WITH THIRD PARTIES.

     USBAM shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

4.        EFFECTIVE DATE, DURATION, AMENDMENT AND TERMINATION OF AGREEMENT.

          (a) Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Portfolio for a period of two years from the date of its execution, and thereafter shall continue in effect only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the applicable Portfolio, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of USBAM or of the Trust at a meeting called for the purpose of voting on such approval.

          (b) This Agreement may be terminated at any time with respect to either Portfolio, without the payment of any penalty, by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of such Portfolio, or by USBAM, upon 60 days' written notice to the other party.

          (c) This Agreement shall automatically terminate in the event of its "assignment" (as defined in the Investment Trust Act of 1940, as amended).

          (d) No amendment to this Agreement shall be effective with respect to a Portfolio until approved by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of USBAM or of the Trust cast at a meeting called for the purpose of voting on such approval.

          (e) Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of a Portfolio shall mean the lesser of (i) the vote of 67% or more of the voting securities of the Portfolio present at a regular or special meeting of shareholders duly called, if more than 50% of the Portfolio's outstanding voting securities are present or represented by proxy, or (ii) the vote of more than 50% of the outstanding voting securities of the Portfolio.

          (f) To the extent the provisions of this Section 4 are based on legislative or regulatory requirements in effect at the time of this Agreement's initial approval by the Board of Trustees and/or shareholders and any such legislative or regulatory requirements change, the relevant provision of this Section 4 will be deemed to



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have been so amended without further action by the Board of Trustees or the
Portfolio's shareholders.

5.   NOTICES.

     Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

6.   REPRESENTATION.

     USBAM hereby represents that it will maintain registrations with and/or approvals by all relevant governmental authorities necessary for the provision of services pursuant to this Agreement.

7.   INTERPRETATION: GOVERNING LAW.

     This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act. To the extent that the provisions herein contained conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Delaware shall otherwise govern the construction, validity and effect of this Agreement.

8.   OBLIGATIONS BINDING ON TRUST.

     This Agreement is made by the Trust pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Trust individually, but bind only the property of the Trust.

     IN WITNESS WHEREOF, the Trust and USBAM have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                    USBAM SECURITIES LENDING TRUST


                                    By  /s/ Jeffery M. Wilson
                                        ----------------------------------------
                                        Jeffery M. Wilson
                                        Vice President--Administration

                                    U.S. BANCORP ASSET MANAGEMENT, INC.


                                    By  /s/ Joseph M. Ulrey III
                                        ----------------------------------------
                                        Joseph M. Ulrey III
                                        Chief Financial Officer




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